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                                                                    Exhibit 4.10

                           LOAN AND SECURITY AGREEMENT

        THIS AGREEMENT made this 9th day of February, 1996, between THE CRYSTAL WATER COMPANY OF DANIELSON, a public service company specially chartered by the General Assembly of the State of Connecticut whose principal place of business is P.O. Box 648, 321 Main Street, Danielson, Connecticut (the "Debtor"), and NEW LONDON TRUST, F.S.B., a federal savings bank organized and existing under the laws of the United States of America and having an office at 203 Main Street, Danielson, Connecticut 06239 (the "Secured Party").

WITNESSETH:

        In consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, Debtor and Secured Party agree as follows:

         1. COMMERCIAL MORTGAGE LOAN. Subject to the terms and conditions contained in this Agreement, Secured Party agrees to make a commercial mortgage loan (the "Loan") to Debtor in the principal amount of TWO MILLION SEVEN HUNDRED THOUSAND DOLLARS ($2,700,000). In addition to this Agreement, the Loan shall be evidenced by the Mortgage Note (the "Note"), a copy of which is attached hereto as Exhibit A. The Loan will be payable in principal installments as set forth in the Note.

        2. INTEREST RATE. The Loan shall bear interest at the rates set forth and described in the Note.

        3. USE OF LOAN PROCEEDS. Loan proceeds shall be used to refinance existing indebtedness with Citizens National Bank and The Connecticut Development Authority ("CDA").

        4. SECURITY INTEREST. To secure payment and performance of each and all of the Obligations, Debtor hereby assigns and grants to Secured Party a continuing security interest in all tangible and intangible personal property of Debtor, including, without limitation, Accounts, Chattel Paper, Equipment, General Intangibles, Instruments, and Inventory, together, in each instance, with the renewals, substitutions, replacements, additions, accessories, rental payments, products and proceeds (including, without limitation, insurance proceeds) thereof, (hereinafter, collectively called the "Collateral").

         5. DEFINITIONS.

                 (a) The term "Accounts" shall mean, any right to payment held by Debtor, whether in the form of accounts receivable, notes, drafts, acceptances or other forms of obligations and receivables now or hereafter received by or belonging to Debtor for Inventory sold or leased by it or for services rendered by it whether or not earned by performance, together with all guarantees and security therefor and all proceeds thereof, whether cash proceeds or otherwise, including, without limitation, all right, title and interest of Debtor in the Inventory which gave rise to any such Accounts, including, without limitation, the right of stoppage in transit and all returned, rejected, rerouted or repossessed Inventory;

                  (b) The term "Chattel Paper" shall mean a writing or writings which evidence both a monetary obligation and a security interest in or a lease of specific goods, whether now or hereafter held by Debtor;

                  (c) The term "Equipment" shall mean all the machinery, equipment, furniture, tools, goods and other tangible personal property, excluding Motor Vehicles and Inventory, now owned or hereafter acquired by Debtor;
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                  (d) The term "Financing Agreements" shall mean all agreements, notes, instruments, mortgages, security agreements and documents evidencing, securing or relating in any way to any and all loans, overdrafts, indebtedness, obligations, guaranties and liabilities of Debtor or any guarantor of the Loan to Secured Party of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, including without limitation, this Agreement and the Note;

                  (e) The term "General Intangibles" shall mean any intangible personal property (including, without limitation, things in action) now or hereafter held by Debtor, other than Accounts, Chattel Paper and Instruments;

                  (f) The term "Guarantor" shall mean Crystal Water Utilities Corporation.

                  (g) The term "Instruments" shall mean a negotiable instrument or a certificated security, as defined in the Uniform Commercial Code of Connecticut, or any other writing which evidences a right to the payment of money and is not itself a security agreement or lease and is of a type which, in the ordinary course of business, is transferred by delivery with any necessary endorsement or assignment, whether now or hereafter held by Debtor;

                  (h) The term "Inventory" shall mean all goods, merchandise, raw materials, work in process, finished goods and products and other tangible personal property now owned or hereafter acquired by Debtor and held for sale or lease, or furnished or to be furnished under contracts of service or used or consumed in Debtor's business;

                  (i) The term "Loan Account" shall mean the account on the books of Secured Party in which will be recorded the Loan made by Secured Party to Debtor pursuant to this Agreement, payments made on the Loan, and other debits and credits as provided by this Agreement;

                  (j) The term "Obligations" shall mean any and all loans, overdrafts, indebtedness, obligations, guaranties and liabilities of Debtor to Secured Party of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, the Loan, and all costs, expenses, fees, charges and attorneys' and other professional fees incurred by Secured Party in connection with any of the foregoing, or in any way connected with or related to the preservation, realization, enforcement, protection or defense of the Collateral, this Agreement, the Note, and the other Financing Agreements, and the rights and remedies hereunder or thereunder;

                  (k) The term "Subordinated Debt" shall mean such of the liabilities of Debtor with respect to which payment has been subordinated to the payment of the Obligations pursuant to a subordination agreement in form and substance satisfactory to the Secured Party.

         6. REPRESENTATIONS AND WARRANTIES. Debtor represents and warrants to Secured Party that:

                  (a) Financial Statements. The financial statements, as of December 31, 1994 and prepared by David R. Daggett, previously furnished to Secured Party, present fairly in all material respects the financial position at such date and the results of operations of Debtor as of and for the periods then ending, in conformity with generally accepted accounting principles, there has been no material adverse change in the financial condition of Debtor since the date thereof, and there are no liabilities, fixed or contingent, not disclosed in such statements, except as incurred in the ordinary course of business since the date thereof.
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                  (b) Business/Annual Report. Debtor's regular annual report and its audited financial report to the Department of Public Utility Control of the State of Connecticut ("DPUC") for its fiscal year ended December 31, 1994, correctly describes the business, financial condition and properties of Debtor, and the financial statements contained therein have been prepared in accordance with generally accepted accounting principles, except to the extent such principles are modified in accordance with the Uniform System of Accounts for Class A Utilities duly adopted by the DPUC and then in effect.

                  (c) Ownership of Assets. Debtor has good and marketable title to its assets, free from any liens, mortgages, security interests, pledges or encumbrances, except: (i) as permitted in Section 8(a) hereof, and (ii) as shown on Exhibit B attached hereto. Except as shown on Exhibit B, no financing statements covering all or any part of Debtor's assets are on file in the office of the Secretary of the State of Connecticut or in any other federal, state or local governmental office, whether or not properly filed under applicable law.

                  (d) Corporate Organization. Debtor is, and will continue to be, a corporation duly organized, validly existing and in good standing as a public service company under the laws of the State of Connecticut, and is, and will continue to be, duly qualified as a foreign corporation in good standing in every jurisdiction in which such qualification is necessary. Debtor has corporate power to enter into the Financing Agreements and to borrow hereunder, and has all requisite authorizations and permits to own and operate Debtor's properties and assets and to carry on Debtor's business as now being conducted.

                  (e) Litigation: Taxes. There are no actions, suits, proceedings, or investigations pending, or judgments or orders outstanding, or, to the knowledge of Debtor, threatened against Debtor, which, if adversely decided against Debtor, could have a material adverse effect on the condition, operations or prospects (financial or otherwise) of Debtor, and Debtor has filed all required federal, state and local tax returns, and has paid all taxes as shown on such returns, and has provided adequate reserves for payment of any tax which is being contested.

                  (f) Authority. The execution, delivery and performance of this Agreement, the Note, and each and every other agreement, instrument and document required to be executed or delivered to Secured Party by Debtor in connection with the Loan have been duly authorized by all necessary corporate action; the execution, delivery and performance of said agreements, instruments and documents, the consummation of the transactions therein contemplated, and the fulfillment of or compliance with the terms and provisions therein, are within Debtor's powers and are not in contravention of any provisions of Debtor's Certificate of Incorporation/Charter or By-Laws. The execution, delivery and performance of said agreements, instruments and documents will not result in a violation of any laws, or a breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of Debtor's assets (other than the security interest granted to Secured Party hereunder) pursuant to any of the terms, conditions or provisions of any agreement, instrument or other undertaking to which Debtor is a party or by which Debtor is bound. No consent, approval, authorization or other order of, or registration or filing with any governmental body is required in connection with the execution, delivery and performance of said agreements, instruments and documents.

                  (g) Defaults. Debtor is not in default under any agreement, indenture, mortgage, deed of trust, or any other agreement or any court order or other order issued by any governmental body to which Debtor is a party or by which Debtor may be bound.

                  (h) Environmental, Health, Safety Laws. Debtor has not received any notice, order, petition or similar document in connection with or arising out of any violation of any environmental, health or safety law, regulation, rule or order, and Debtor knows of no basis for any claim of such a violation or of any threat thereof.

                  (i) Other Laws. Debtor is not in violation of any law, regulation, rule or order including, but not limited to, the laws, regulations, rules and orders described in subparagraph (g) above, which violation materially and adversely affects the financial condition of Debtor or the ability of Debtor to perform hereunder.
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                  (j) Business Location. The Collateral, the books and records relating thereto, and the principal place of business of Debtor are all at the address of Debtor first written above.

                  (k) Business Name. The name of Debtor has not changed for at least the past ten (10) years and during such period, Debtor has conducted, and currently conducts, its business solely in its own name without the use of a tradename or the intervention of or through any entity of any kind, except as shown on Exhibit B.

                  (l) Water Company, Franchise Area. Debtor is a water company within the meaning of Section 16-1 (10), and conducts its business as such only in the Connecticut Towns of Killingly, Plainfield, Thompson and Brooklyn.

                  (m) Permissible CDA Indebtedness. Secured Party has agreed to accept liens on the Collateral, as well as liens on certain real estate and properties located in the Towns of Killingly, Brooklyn and Thompson, respectively, owned by Debtor and property located at 321 Main Street, Danielson, Connecticut owned by Guarantor (collectively, the "Real Estate Collateral") reportedly subordinate to liens of the CDA only (the "CDA Liens"). Debtor hereby represents that the CDA Liens secure the repayment of indebtedness in favor of the CDA in the present amount of $562,157.00 (the balance as of fiscal year end December 31, 1994 and hereinafter referred to as the "Current CDA Debt"). Debtor hereby acknowledges that Secured Party has agreed to subordinate its liens and security interests to the CDA Liens only (that secure the Current CDA Debt) and to no other liens whatsoever.

         7. AFFIRMATIVE COVENANTS. Debtor covenants and agrees that, from the date hereof until payment in full of the Loan and payment and performance of all the Obligations, unless Secured Party otherwise agrees in writing, Debtor and Guarantor (where indicated) shall:

                  (a) Financial Reports. Furnish to Secured Party:

                           (i) Within one hundred twenty (120) days after the
end of each fiscal year of Debtor and Guarantor, their respective audited financial statements in form and substance acceptable to Secured Party, which shall be prepared in conformity with generally accepted accounting principles, and certified by the President or Treasurer of Debtor, as presenting fairly in all material respects the financial position of Debtor and Guarantor, as the case may be, as of the date of the period then ended and the results of operations of Debtor and Guarantor, as the case may be, as of and for the periods then ending, together with a statement that no Event of Default then exists under this Agreement, the Note or Guarantor's guaranty.

                           (ii) Within thirty (30) days after the end of each
six-month period, Debtor-prepared financial statements in form and substance satisfactory to Secured Party.

                           (iii) Copies of all income tax returns of the Debtor
and Guarantor, and any requests for extensions of filing deadlines, within ten
(10) days of the filing of such returns or requests for extensions.

                           (iv) Within fifteen (15) days of each filing date,
all reports and applications filed with the DPUC, including, without limitation, Debtor's annual report and also any DPUC decisions concerning Debtor within fifteen (15) days of the draft of final decision.

                           (v) Promptly upon Secured Party's written request,
such other information about the financial condition, operations, and business of Debtor, or Guarantor, as Secured Party may, from time to time, request.

                  (b) Taxes and Other Liens. File all required federal, state and local tax returns and pay when due all taxes, assessments and other charges of every nature which may be levied or assessed against Debtor or its assets, including without limitation, claims for labor, supplies and rent, except those liabilities being contested in good faith and for which Debtor maintains reserves in amount and form satisfactory to Secured Party.
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                  (c) Casualty Insurance. Keep its properties insured against fire and other hazards (so-called "All Risk" coverage) in amounts and with insurers satisfactory to Secured Party, which insurance shall by the terms of the policy be payable to Secured Party as its interest may appear pursuant to a loss payee/mortgagee clause satisfactory to Secured Party. Secured Party shall have the right to apply the proceeds of any such insurance in reduction of the Obligations, whether or not then due and payable, in such manner as Secured Party in its sole discretion may determine. Without limiting the generality of the foregoing, such insurance must provide that it may not be canceled without 30 days prior written notice to Secured Party. Debtor hereby appoints Secured Party its attorney-in-fact, coupled with an interest, to settle, adjust and compromise any insurance losses, to collect and receive payments of insurance, and to endorse Debtor's name on all documents, checks and drafts in connection therewith.

                  (d) Maintain Collateral. Maintain and preserve the Collateral in good repair, working order and condition, and make all needed and proper repairs, renewals, replacements, additions or improvements thereto, and immediately notify Secured Party of any event causing material loss or depreciation in the value of the Collateral and the amount of such loss or depreciation.

                  (e) Inspection. Allow Secured Party by or through any of its officers, agents, attorneys, or accountants designated by it, to enter the offices and plants of Debtor to examine, inspect and make copies of the books and records of Debtor and to inspect the Collateral, all at such times and as often as Secured Party may reasonably request.

                  (f) Liability Insurance. Maintain general public liability insurance against claims for personal injury, death or property damage in respect to the Real Estate Collateral in an aggregate amount of no less than $1,000,000, with companies satisfactory to Secured Party and in forms satisfactory to Secured Party, and workmen's compensation insurance, employment or similar insurance, as required by applicable law.

                  (g) Defend Collateral. Defend the Collateral against all liens, claims and demands of all persons, and allow Secured Party, at the expense of Debtor, to contest or defend any such liens, claims and demands in Debtor's name. Cause the security interest of Secured Party to be properly noted on all certificates of title issued or outstanding with respect to any of the Collateral, and deposit same with Secured Party.

                  (h) Financing Statements. From time to time, at the request of Secured Party, execute, deliver and file one or more financing statements, assignments, and other agreements, instruments or documents, and amendments and renewals thereof, and do all other acts as Secured Party deems necessary or desirable to create and maintain a valid and enforceable second priority security interest in the Collateral, and pay, upon demand, Secured Party's costs, charges and expenses, including without limitation, attorneys' fees incurred by Secured Party in connection therewith. Debtor hereby irrevocably appoints Secured Party as Debtor's attorney-in-fact, coupled with an interest, to execute and file one or more financing statements, amendments and renewals thereof on Debtor's behalf.

                  (i) Books and Records. Maintain complete and accurate books and records relating to its financial affairs at all times in accordance with generally accepted accounting principles, the Collateral, the Obligations, and Debtor's covenants hereunder.

                  (j) Compliance with Laws. Comply with all laws, orders, rules and regulations applicable to Debtor of any governmental body or agency, including without limitation, environmental and health and safety laws, orders, rules and regulations.

                  (k) Notification of Default. Give prompt written notice to Secured Party upon the occurrence of an Event of Default, or of any state of facts which would constitute an Event of Default hereunder or, which, but for the giving of notice or passage of time, or both, would constitute an Event of Default.
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                  (l) Notification of Litigation. Give prompt written notice to
Secured Party of the commencement or threat of litigation, including arbitration proceedings, and any proceedings before any governmental agency, or the occurrence of any other event, which, if decided adversely to Debtor, could have an adverse effect upon the condition, operations or prospects (financial or otherwise) of Debtor.

                  (m) ERISA; Labor Disputes. Give prompt written notice to Secured Party of: (i) any event which causes Debtor to become subject to the Employee Retirement Income Security Act of 1974 ("ERISA") and, upon becoming subject thereto, comply in all respects with ERISA; and (ii) any labor dispute or controversy resulting or likely to result in a strike or work stoppage against Debtor.

         8. FINANCIAL AND OTHER COVENANTS. Debtor covenants and agrees that, from the date hereof until payment in full of the Loan and payment and performance of all the Obligations, unless Secured Party otherwise agrees in writing, Debtor shall:

                  (a) Encumbrances. Not create or permit to exist any lien, mortgage, encumbrance or security interest against any of its assets, whether now owned or hereafter acquired, except for (i) security interests in favor of Secured Party, (ii) liens for taxes not yet due and payable, (iii) pledges or deposits in connection with or to secure worker's compensation, unemployment or liability insurance, and (iv) the CDA Liens.

                  (b) Limitation on Indebtedness. Not create or assume any liability for borrowed money from any person or entity other than Secured Party (excluding the Current CDA Debt).

                  (c) Name; Collateral. Not change Debtor's name, adopt any trade names or conduct Debtor's business under any trade name or style other than as shown on Exhibit B, or change Debtor's place of business or the present location of the Collateral, or any records relating to the Collateral.

                  (d) Margin Stock. Not use any part of the proceeds of the Loan, directly or indirectly, for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or to extend credit to any entity or person for the purpose of purchasing or carrying any such margin stock.

                  (e) Depository Accounts. Establish and maintain all of its depository accounts with the Secured Party.

                  (f) Net Worth. Maintain a net worth (i.e., total assets less total liabilities) of $500,000 or greater on an annual basis.

                  (g) Debt Service Coverage Ratio. Not permit its debt service coverage ratio to fall below 1.2 at any time (debt service coverage ratio is defined as annual net income plus depreciation, interest and deferred federal income taxes divided by the annual debt service payment).

                  (h) Total Assets. Not permit its total assets to fall below $5,000,000 at any time during the term of the Loan.

         9. PAYMENTS BY SECURED PARTY. At its option, but without any liability for failing to do so, Secured Party may pay for insurance on the Collateral and taxes, assessments or other charges which Debtor fails to pay in accordance with the provisions hereof, or of the other Financing Agreements, and may discharge any security interest in or lien upon the Collateral. No such payment or discharge of any such security interest or lien shall be deemed to constitute a waiver by Secured Party of the violation of any covenant hereunder by Debtor as a result of Debtor's failure to make any such payment or Debtor's suffering of any such security interest or lien. Any payment made, or expense incurred by Secured Party, pursuant to this or any other Section of this Agreement shall be added to and become a part of the Obligations, shall bear interest at the
Default Rate, and shall be charged to the Loan Account.
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         10. EVENTS OF DEFAULT. Secured Party shall have the right at its option to terminate the Loan and/or declare any or all of the Obligations to be immediately due and payable without notice upon the occurrence of any one of the following events (each being an "Event of Default"):

                  (a) The failure by Debtor to pay any of the Obligations when due, or such failure by Guarantor of any of the Obligations;

                  (b) The failure by Debtor or such Guarantor to observe, perform or comply with any condition or covenant in this Agreement or any of the other Financing Agreements;

                  (c) The existence of an event of default under any of the other Financing Agreements;


                  (d) If any representation or warranty made by Debtor or Guarantor in this Agreement or in any of the other Financing Agreements, or any statement, certificate or other data furnished by Debtor or Guarantor in connection with any of the Obligations proves to be incorrect or untrue in any material respect when made;

                  (e) The entry of a judgment for the payment of money against Debtor which remains unsatisfied and in effect for any period of thirty (30) consecutive days without a stay of execution, or appeal;

                  (f) The insolvency of Debtor or Guarantor (the term "insolvency" shall mean either a negative tangible net worth or an inability to pay Debtor's or Guarantor's debts as they mature);

                  (g) The filing by or against Debtor or Guarantor of any petition seeking an arrangement, reorganization or the like, the commencement of any proceedings under any bankruptcy or insolvency law by or against either of them, the adjudication of any of them as a bankrupt, the appointment of a receiver for all or any part of their respective assets, or the making of an assignment for the benefit of creditors, or the calling of a meeting of creditors, or the appointment of a committee of creditors or liquidating agents, by, for, or of either of them;

                  (h) The death, dissolution, liquidation, insolvency, or termination of legal existence of Debtor or Guarantor, or merger or consolidation of Debtor or Guarantor with or into any other person or entity;

                  (i) The failure by Debtor or Guarantor to pay any other indebtedness or obligations owed to others for borrowed money (including, without limitation, the Current CDA Debt) or if any such other indebtedness or obligation shall be accelerated; or

                  (j) If, at any time, Secured Party believes in good faith that the prospect of payment or performance of any of the Obligations is impaired, or there is a change in the condition or affairs (financial, operating or otherwise) of Debtor or any such guarantor which Secured Party believes, in good faith, impairs its security or increases its risk,

         11. REMEDIES OF SECURED PARTY: NOTICES. When the Obligations, or any of them, become immediately due and payable, whether by reason of passage of time, acceleration, or otherwise, Secured Party may, in addition to and not in limitation of Secured Party's rights set forth in Section 14 of this Agreement, pursue any legal remedy available to it to collect the Obligations outstanding at said time, to enforce its rights under the Financing Agreements, and to enforce any and all other rights or remedies available to it both under the Uniform Commercial Code of Connecticut (the "Code"), and otherwise, including, without limitation, the right to take possession of the Collateral and dispose of the same on Debtor's premises, all without judicial process, Debtor hereby waiving any right Debtor might otherwise have to require Secured Party to resort to judicial process and further waiving Debtor's right to notice and hearing under the Constitution of the United States or any state or under any Federal or state law, and no such action shall operate as a waiver of any other right or remedy of Secured Party under the terms of any of the Financing Agreements, or the law, all rights and remedies of Secured Party being cumulative and not alternative. In addition, Secured Party may require Debtor to assemble the Collateral and make it available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to both parties.

         The net cash proceeds resulting from the collection, liquidation, sale, lease or other disposition of the Collateral shall be applied first to the expenses (including all attorneys' fees) of retaking, holding, storing, processing and preparing for sale, selling, collecting, liquidating and the like, and then to the satisfaction of all Obligations, application as to particular Obligations or against principal or interest to be in Secured Party's sole discretion. Any notice which Secured Party is required to give Debtor under the Code shall be deemed to constitute reasonable notice if such notice is mailed, return receipt requested, at least seven (7) days prior to such action. Debtor shall be liable to Secured Party and shall pay to Secured Party on demand any deficiency which may remain after such sale, lease, disposition, collection or liquidation of the Collateral. Debtor agrees that the powers granted hereunder, being coupled with an interest, shall be irrevocable so long as any of the Obligations remain outstanding.

         12. SET-OFF. Debtor hereby grants to Secured Party a lien and right of set-off for all Obligations upon or against all moneys, deposits, property, collateral and securities and the proceeds thereof, now or hereafter held or received by, or in transit to, Secured Party from or for Debtor, whether for safekeeping, pledge, custody, transmission, collection or otherwise. Secured Party may at any time apply the same, or any part thereof, to the Obligations, or any part thereof, whether or not matured or demanded at the time of such application.

         13. RIGHTS OF SECURED PARTY. With respect both to the Obligations and the Collateral, Debtor hereby consents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of the Collateral, to the addition or release of any party or person primarily or secondarily liable, to the acceptance of partial payments thereon and the settlement, compromising or adjusting of any claims thereof, all in such manner and at such time or times as Secured Party may deem advisable. Secured Party shall have no duty as to the collection or protection of the Collateral or any income thereon, nor as to the preservation of any rights against prior parties, nor as to the preservation of any rights pertaining thereto beyond the safe custody thereof. Secured Party may exercise its rights with respect to the Collateral without resorting or regard to other collateral or sources of reimbursement for the Obligations. Secured Party shall not be deemed to have waived any of its rights under the Financing Agreements or upon or under the Obligations or the Collateral unless such waiver is in writing and signed by Secured Party. No delay or omission on the part of Secured Party in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. Secured Party may revoke any permission or waiver previously granted to Debtor, and such revocation shall be effective whether given orally or in writing. All rights and remedies of Secured Party with respect to the Obligations or the Collateral, whether evidenced hereby or by any other document, shall be cumulative and may be exercised singularly or concurrently.

         14. GENERAL PROVISIONS.

                  (a) Expenses. Debtor shall pay on demand all expenses of Secured Party arising out of this transaction or in connection with the negotiation, preparation, administration, collection, defense, protection, preservation or enforcement of, or realization on, this Agreement, the other Financing Agreements, the Obligations, or any of the Collateral, or any waiver, modification or amendment of any provision of any of the foregoing, including, without limitation, attorneys' fees of outside counsel, and other professionals' fees, and the allocation costs of in-house legal counsel, and including, without limitation, any fees or expenses associated with any travel or other costs relating to any appraisals, examinations, administration of this Agreement, the other Financing Agreements or any of the Collateral, and the amounts of all such expenses shall, until paid, be Obligations secured by the Collateral.

                  (b) Survival. This Agreement and the security interest granted to Secured Party by Debtor and every representation, warranty, covenant and other term contained herein shall survive until the Obligations have been paid in full.

                  (c) Notices. Any notice required to be given hereunder shall be effective when delivered to an overnight mail or messenger service or deposited in the mails, first class, postage prepaid, registered or certified mail, return receipt requested, to Debtor or Secured Party, as the case may be, at its address set forth above. Either of the parties hereto may notify the other that any such notice shall be given to such other address as such party may so instruct by written notice similarly given.

                  (d) Entire Agreement. This Agreement is the entire agreement between the parties hereto and cannot be amended or modified except by a writing signed by Debtor and Secured Party.

                  (e) Governing Law. This Agreement and the other Financing Agreements shall be construed in accordance with and governed by the laws of the State of Connecticut. Debtor hereby consents to service of process, and to be sued, in the State of Connecticut and consents to the jurisdiction of the courts of the State of Connecticut and the United States District Court for the District of Connecticut, for the purpose of any suit, action, or other proceeding arising hereunder, and expressly waives any and all objections it may have to venue in any such courts.

                  (f) Headings. Sections and subsection headings have been inserted herein for convenience only and form no part of this Agreement and shall not be deemed to affect the meaning or construction of any of the covenants, agreements, conditions or terms hereof.

                  (g) Severability. If any term or provision of this Agreement shall be invalid, illegal or unenforceable for any reason whatsoever, such term or provision shall be severable from the remainder of this Agreement and the validity, legality and enforceability of the remaining terms and provisions shall not in any way be affected or impaired thereby.

                  (h) Binding. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns provided, however, that Debtor may not assign its rights hereunder without the prior written consent of Secured Party in its sole discretion, and any such attempted assignment without such consent shall be null and void. If Debtor consists of more than one person or entity, they shall be jointly and severally liable for all obligations herein contained.

                  (i) Interpretation. As used herein, plural or singular include each other, and pronouns of any gender are to be construed as masculine, feminine or neuter, as context requires.

         16. PREJUDGMENT REMEDY WAIVER; WAIVERS. DEBTOR AND GUARANTOR ACKNOWLEDGE THAT THE LOAN EVIDENCED AND SECURED BY THIS AGREEMENT IS A COMMERCIAL TRANSACTION AND DEBTOR AND GUARANTOR HEREBY WAIVE THEIR RIGHTS TO NOTICE AND HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, OR AS OTHERWISE ALLOWED BY ANY STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDY WHICH SECURED PARTY MAY DESIRE TO USE, and further, Debtor and Guarantor waive diligence, demand, presentment for payment, notice of nonpayment, protest and notice of protest, and notice of any renewals or extensions of the Note or Guarantor's guaranty, and all rights under any statute of limitations.

         17. WAIVER OF JURY TRIAL. DEBTOR AND GUARANTOR HEREBY WAIVE TRIAL BY JURY IN ANY COURT AND IN ANY SUIT, ACTION OR PROCEEDING ON ANY MATTER ARISING IN CONNECTION WITH OR IN ANY WAY RELATED TO THE FINANCING TRANSACTIONS OF WHICH THIS AGREEMENT IS A PART AND/OR THE ENFORCEMENT OF ANY OF SECURED PARTY'S RIGHTS AND REMEDIES. DEBTOR AND GUARANTOR ACKNOWLEDGE THAT THEY MAKE THIS WAIVER KNOWINGLY, VOLUNTARILY AND ONLY AFTER EXTENSIVE CONSIDERATION OF THE RAMIFICATIONS OF THIS WAIVER WITH THEIR ATTORNEYS. NO PARTY TO THIS AGREEMENT HAS AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

BORROWER:
THE CRYSTAL WATER COMPANY OF DANIELSON

By:

Roger Engle
Its President

GUARANTOR:
CRYSTAL WATER UTILITIES CORPORATION

By:

Roger Engle
Its President

NEW LONDON TRUST, F.S.B.

By:

Brian P. McNamara
Its Vice President

                                    EXHIBIT A

                          ATTACH COPY OF MORTGAGE NOTE

                                  MORTGAGE NOTE

$2,700,00.00                                              Danielson, Connecticut
                                                                February 9, 1996

         FOR VALUE RECEIVED, the undersigned THE CRYSTAL WATER COMPANY OF DANIELSON, a public service company specially chartered by the General Assembly of the State of Connecticut ("Maker"), promises to pay to the order of NEW LONDON TRUST, F.S.B., a federal savings bank organized under the laws of the United States of America having its principal place of business in Danielson, Connecticut ("Payee"), or any subsequent holder hereof (Payee or any subsequent holder hereof sometimes being hereinafter referred to as "Holder"), at the office of Payee at 203 Main Street, Danielson, Connecticut 06293, or at such other place as Holder may designate from time to time in writing, the principal sum of TWO MILLION SEVEN HUNDRED THOUSAND DOLLARS ($2,700,000.00), together with: (i) interest at the rate and in the manner hereinafter provided; (ii) all amounts which may be or become due under the Mortgage (as hereinafter defined) or under any other document securing the indebtedness evidenced by this Note;
(iii) all costs and expenses, including reasonable attorneys' and appraisers' fees, incurred in collecting or attempting to collect the indebtedness evidenced by this Note, or in foreclosing or otherwise enforcing the Mortgage or protecting or sustaining the lien of the Mortgage or in any litigation or controversy arising from or connected with this Note or the Mortgage; and (iv) all taxes and duties assessed upon the indebtedness evidenced by this Note or by the Mortgage or upon the Property (as hereinafter defined). Refer to paragraph 17 for defined terms.

         1. This Note shall bear interest on the unpaid balance at a rate to be determined as follows:

                  (a) Until the first Adjustment Date, the interest rate shall be eight percent (8%) per annum.

                  (b) The interest rate during each Adjustment Period shall be a fixed rate per annum equal to the Index Rate less one quarter of one percentage point (.25%) as determined on the Adjustment Date which is the first day of such Adjustment Period; provided, however, the interest rate for any Adjustment Period shall not exceed 11.25% per annum for that particular Adjustment Period.

         2. Principal and interest shall be due and payable, with interest payable in arrears, in monthly installments as follows:

                  (a) Payments in the amount of $25,802.61 shall be due and payable on the first (1st) day of the month immediately following the date of this Note and on the first day of each and every month thereafter through and including the first Adjustment Date; provided, however, that if this Note is dated after the first day of a month, the interest that would accrue through the end of such month shall be payable in advance on the date of this Note, and, in that event, the monthly installments referred to above shall commence on the first day of the second month following the date of this Note through and including the first Adjustment Date.

                  (b) Beginning with the first monthly payment due and payable after each Adjustment Date, monthly payments hereunder shall be adjusted to the amount that would fully amortize the then-outstanding principal balance at the adjusted interest rate then in effect in equal payments over a period of fifteen years from the date of the first payment due hereunder. Payments of such amounts shall be due and payable on the first day of the month immediately following the first Adjustment Date and on the first day of each and every month thereafter until the entire principal balance of the indebtedness evidenced by this Note and all interest and other amounts from time to time payable hereunder shall have been paid in full;

                  (c) Provided, however, that, if not sooner paid, all amounts owing under this Note shall be due and payable in full on April 1, 2011.

         3. Maker may prepay the indebtedness evidenced by this Note, in full, at any time, subject to the concurrent payment to Holder of an amount equal to the Prepayment Premium; provided, however, that any prepayment in full of the then outstanding principal balance of this Note after the Reference Date shall not be subject to payment of the Prepayment Premium. Amounts so prepaid shall be applied to interest and other charges accrued under this Note to the date prepayment shall have been received by Holder and then to principal, in the inverse order of the installments of principal payable under this Note. If the maturity of this Note shall be accelerated for any reason, then a tender of payment by Maker, or by anyone on behalf of Maker, of the amount necessary to satisfy all sums due hereunder shall constitute an evasion of the payment terms hereof and shall be deemed to be a voluntary prepayment under this Note, and any such prepayment, to the extent permitted by law, shall require the concurrent payment to Holder of the aforesaid Prepayment Premium.

         4. All amounts owing under this Note shall be payable in legal tender of the United States of America. Interest shall be calculated on the daily unpaid principal balance of the indebtedness evidenced by this Note on the basis of a three hundred sixty (360) day year, provided that interest shall be due for the actual number of days elapsed during the period for which interest is being charged. Each payment hereunder shall be applied first to the payment of late charges, if any, then to interest and the balance to principal.

         5. Any payment under this Note which is stated to be due on a day other than a "Business Day" (a day on which banks are open for business in Connecticut) shall be made on the next succeeding Business Day, and any such extension of time shall be included in the computation of the amount of interest to be paid; provided, however, that, if any such extension would cause any payment to be payable in the next following calendar month, such payment shall be made on the next preceding Business Day.

         6. It shall be an Event of Default hereunder if Maker shall fail to make any payment hereunder when due or if any "Event of Default" (as defined in the Mortgage) shall occur. If an Event of Default or any other cause for acceleration of the indebtedness evidenced by this Note shall occur, then, at the option of Holder, all amounts remaining unpaid under this Note shall immediately become due and payable. The failure to exercise any such option or any other rights hereunder or any delay in such exercise, shall not constitute a waiver of the right to exercise such option or such other right at a later time so long as such Event of Default shall remain uncured, and shall not constitute a waiver of the right to exercise such option or other right in the event of any other Event of Default. The acceptance by Holder of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of Holder's right either to require prompt payment when due of all other sums payable hereunder or to declare a default for failure to make prompt payment in full.

         7. Upon the occurrence of any Event of Default, or upon maturity hereof (by acceleration or otherwise), the outstanding principal balance of the indebtedness evidenced by this Note shall, at the option of Holder, bear interest from the date of occurrence of such Event of Default or such maturity until collection (including any period of time occurring after judgment), at the lower of (a) the highest rate allowed by applicable law, or (b) four percent (4%) in excess of the interest rate that otherwise would have been in effect under this Note. If Holder shall not receive the full amount of any payment due under the terms of this Note or the Mortgage within ten (10) days after the due date of such payment, then Maker shall pay to Holder, upon demand, a late charge equal to five percent (5%) of the total amount of such payment, to cover the additional expenses involved in handling such overdue payment. Such charge shall be in addition to, and not in lieu of, any other remedy Holder may have and shall be in addition to, and not in lieu of, Maker's obligation to pay any reasonable fees and charges of any agents or attorneys employed by Holder in the event of any default hereunder.

         8. Maker and each endorser, guarantor and surety of this Note, and each other person liable or who shall become liable for all or any part of the indebtedness evidenced by this Note (a) waive demand, presentment, protest, notice of protest, notice of dishonor, diligence in collection, notice of nonpayment and all notices of a like nature, and (b) consent to (i) all renewals, extensions or modifications of this Note or the Mortgage (including any affecting the time of payment), (ii) all advances under this Note or the Mortgage, (iii) the release, surrender, exchange or substitution of all or any part of the security for the indebtedness evidenced by this Note, or the taking of any additional security,
(iv) the release of any or all other persons from liability, whether primary or contingent, for the indebtedness evidenced by this Note or for any related obligations, and (v) the granting of any other indulgences to any such person. Any such renewal, extension, modification, advance, release, surrender, exchange, substitution, taking or indulgence may take place without notice to any such person, and, whether or not any such notice is given, shall not affect the liability of any such person.

         9. Maker and each endorser, guarantor and surety of this Note, and each other person liable or who shall become liable for all or any part of the indebtedness evidenced by this Note, hereby give Holder a lien and right of setoff for all of their respective liabilities in respect of such indebtedness upon and against all of their respective deposits, credits and property (other than the Property), now or hereafter in the possession or control of Holder or in transit to it. Holder may at any time apply the same, or any part thereof, to any liability of Maker or any such other person, whether matured or unmatured.

         10. Maker and each endorser, guarantor and surety of this Note, and each other person liable or who shall become liable for all or any part of the indebtedness evidenced by this Note, hereby acknowledge that the transaction of which this Note is a part is a commercial transaction, and to the extent allowed under Connecticut General Statutes Sections 52-278a to 52-278n, inclusive, or by other applicable law, hereby waive their right to notice and hearing with respect to any prejudgment remedy which holder or its successors or assigns may desire to use.

         11. If any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or if any one or more of the provisions of this Note shall operate, or would prospectively operate, to invalidate this Note, then such provision or provisions only shall be deemed to be null and void and of no force or effect and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain operative and in full force and effect, shall be valid, legal and enforceable, and shall in no way be affected, prejudiced or disturbed thereby.

         12. This Note may not be modified or terminated orally, but only by a written instrument signed by the party against whom enforcement of any such modification or termination is sought. Time is and shall be of the essence in the performance of all obligations under this Note. This Note shall be governed by and construed in accordance with the laws of the State of Connecticut.

         13. As used in this Note, words of any gender shall be deemed to apply equally to any other gender, the plural shall include the singular and the singular shall include the plural (as the context shall require), and the word "person" shall refer to individuals, entities, authorities and other natural and juridical persons of every type.

         14. If this Note is now, or hereafter shall be, signed by more than one person, it shall be the joint and several obligation of all such persons (including, without limitation, all makers, endorsers, guarantors and sureties, if any) and shall be binding on all such persons and their respective heirs, executors, administrators, legal representatives, successors and assigns. This Note and all covenants, agreements and provisions set forth in this Note shall inure to the benefit of Holder and its successors and assigns.

         15. Each adjustment in the interest rate on this Note pursuant to paragraph 1 (b) hereof shall take effect automatically on the applicable Adjustment Date. Holder shall use reasonable efforts to mail to Maker, within ten (10) days after each Adjustment Date, written notice (the "Adjustment Notice") specifying the interest rate at which this Note will bear interest from and after the applicable Adjustment Date and specifying the amount of each monthly installment that will be payable from and after such Adjustment Date. Notwithstanding the foregoing, Maker shall not be relieved of any obligations under the terms of this Note in the event of any failure of Holder to mail an Adjustment Notice, or any failure of Holder to mail an Adjustment Notice in a timely or proper manner, or any failure of Maker to receive an Adjustment Notice, or the presence of any error or errors in an Adjustment Notice.

         16. The indebtedness evidenced by this Note is secured by, among other things, a blanket mortgage of even date herewith (the "Mortgage"), delivered to Holder encumbering certain real estate and properties located in the Towns of Killingly, Brooklyn, Plainfield and Thompson, respectively, (collectively, the "Property"), more particularly described in the Mortgage. The Mortgage is incorporated herein by reference and shall be deemed a part of this Note as if set forth in full herein.

         17. As used in this Note, the following terms shall have the following meanings:

         (a) "Index Rate" on any Adjustment Date shall mean the prime rate as published in the "Money Rates" table of the Wall Street Journal. If more than one prime rate is published in the "Money Rates" table, the highest of those rates will be the Prime Rate for purposes of this Note. If the Wall Street Journal ceases to publish a "Money Rates" table, or if a prime rate is no longer included in the rates published therein, Holder will designate a comparable index. The selection of a comparable index shall be made in Holder's sole discretion. If interest hereunder is computed in relation to the Prime Rate, then as said Prime Rate changes from time to time, the interest rate hereunder shall change correspondingly on the date of each Prime Rate change, without notice or demand of any kind.

         (b) "Reference Date" shall mean April 1, 2003.

         (c) "Adjustment Date" shall mean the date each year, following the Reference Date, which is the anniversary of the Reference Date.

         (d) "Adjustment Period" shall mean the one-year period commencing on each Adjustment Date.

         (e) "Prepayment Premium" shall mean the payment by Maker of an amount equal to (1) 5% of the then outstanding balance hereof, if paid during the first year of the loan evidenced by this Note (the "Loan"), (2) 4% of the then outstanding balance hereof, if paid during the second year of the Loan, (3) 3% of the then outstanding balance hereof, if paid during the third year of the Loan, (4) 2% of the then outstanding balance hereof, if paid during the fourth year of the Loan, and (5) 1% of the then outstanding balance hereof, if paid during the fifth year through and including the seventh year of the Loan.

THE CRYSTAL WATER COMPANY OF DANIELSON

By:

Roger Engle
Its President

                                    EXHIBIT B

Description of Financing Statements, Liens, Mortgages and other Encumbrances (See Section 6(c)):

Previously furnished to and disclosed to the Secured Party.






Tradenames (See Sections 6(j) and 8(h)):

None